Exhibit 99.1

Speed Commerce Adds Scott Guilfoyle and

Alex Constantinople to Board of Directors

Independent Directors Add Significant E-Commerce and Strategic Marketing Depth

DALLAS, TX – July 14, 2014 – Speed Commerce, Inc. (NASDAQ: SPDC), a vertically integrated, omni-channel platform of e-commerce services, today announced that it has appointed Alex Constantinople and Scott Guilfoyle to its Board of Directors. These appointments expand the Board to eleven members, eight of whom are independent. Mr. Guilfoyle and Ms. Constantinople will serve as members of the Board of Directors until the Company’s 2014 annual shareholders’ meeting, at which time they will stand for election by the shareholders. The appointments of Mr. Guilfoyle and Ms. Constantinople were made in connection with an agreement between the Company and Red Alder GP, LLC, which beneficially owns approximately 8.7% of the Company’s outstanding shares.

“We welcome Scott and Alex to the Board and look forward to working with them,” said Timothy R. Gentz, chairman of the board of Speed Commerce, Inc. “These new members of the Board will bring energy and ideas along with their notable industry expertise.  We believe that Alex Constantinople’s extensive branding, marketing and communications experience as CEO of The OutCast Agency and Scott Guilfoyle’s tenure as CTO of PayPal and involvement in eBay’s acquisition and integration of GSI Commerce, will be of great value to the Company as we build on our momentum as a leading player in the e-commerce services industry.”

Schuster Tanger, Managing Member of Red Alder, stated, “We are pleased to be able to work constructively with Speed Commerce to add these highly qualified directors to the Board. We believe that Alex and Scott will bring a fresh perspective to the Board that will help the Company to drive value for the benefit of all shareholders.”

Ms. Constantinople and Mr. Guilfoyle have been designated as Class III directors and will be nominated by the Company, together with current directors Stephen F. Duchelle and Frederick C. Green IV, for election to the Board at the 2014 annual meeting of shareholders, at which time the size of the Board will be reduced to ten members.

About Alexandra Constantinople

Alexandra Constantinople is Chief Executive Officer of The OutCast Agency and has more than 20 years of experience as a strategic communications and marketing executive for high-profile global brands. At OutCast, Ms. Constantinople works closely with founders and executives of some of the world’s most well-known and disruptive companies to help shape their brands and build their businesses.

Prior to joining OutCast in September 2010, she was responsible for communications for the business and editorial divisions of Condé Nast’s WIRED magazine and its digital properties. Ms. Constantinople also spent 15 years at General Electric, where she served in marketing and communications roles for GE Corporate and NBC. As General Manager of GE Corporate and marketing services, she oversaw global marketing initiatives such as the launch of GE’s groundbreaking ecomagination platform and imagination at work branding campaign. While at NBC, she served as Vice President of NBC News as well as Director of Corporate Communications and head of publicity for the Today show. She began her career at CNN as a publicist for Larry King Live.

About Scott Guilfoyle

Mr. Guilfoyle joined eBay in 2008 as Chief Technology Officer of PayPal in charge of the PayPal payments platform operations. His other responsibilities at eBay included participating on the 12 member eBay leadership team and on the technology committee of the eBay Board of Directors and serving as Chief Information Officer of eBay and an executive director of the PayPal Bank Board in Luxembourg. Since his retirement from eBay in 2012, Mr. Guilfoyle has been serving as an angel investor and board advisor to several firms focused primarily in technology, e-commerce and payments.

Prior to working at eBay, Mr. Guilfoyle served as Chief Information Officer of LendingTree from 2007 to 2008 and as Chief Information Officer of eCommerce and Card Services at Bank of America from 2002 to 2007. At Bank of America, he was responsible for leading the technology organization for online banking, credit card, debit and ATM, merchant services and mortgage services. While at Bank of America, Mr. Guilfoyle played a significant role in the acquisition and integration of MBNA Corporation, a leading provider of credit card and payment products.

Mr. Guilfoyle began his professional career with General Electric, where he worked for 18 years, including as a Chief Information Officer overseeing multiple GE businesses, including GE Power Systems, GE Appliances, GE Plastics, GE ebusiness and GE Aviation Services.

About Speed Commerce, Inc.

Speed Commerce, Inc. (NASDAQ: SPDC) provides a vertically integrated, omni-channel platform of e-commerce services and distribution solutions to retailers and consumer goods manufacturers. The company uniquely offers the combination of retail distribution programs, web site development and hosting, customer care, e-commerce fulfillment and third party logistics services. For additional information, please visit the company's website atwww.speedcommerce.com.

Safe Harbor

The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties. A detailed statement of risks and uncertainties is contained in the Company’s filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release are made only as of the date of this press release and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor Relations:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

SPDC@liolios.com

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